Exhibit 3.2

MANAGEMENT CONSULTING AGREEMENT

THIS MANAGEMENT CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective the 1st day of March 2025 by and between PLC International Investments Inc. (the “Consultant”), and Groestate Inc., a Wyoming Company “Client”).

WHEREAS, Consultant is in the business of providing services for management consulting, business advisory, acquisition structuring, software programming management, business development, planning and operations integration, investment banker introductions and public relations; and

WHEREAS, the Client deems it to be in its best interest to retain Consultant to render to the Client such services as may be needed; and

WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to Client.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Consulting Services. The client hereby retains the Consultant as an independent consultant to the Client and the Consultant hereby accepts and agrees to such retention.

It is acknowledged and agreed by the Client that Consultant carries no professional licenses and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or brokerage/dealer within the meaning of the applicable state and federal securities laws. The services of Consultant shall be Exclusive and Consultant shall not be required to render any specific number of hours or assign specific personnel to the Client or its projects.

Consultant agrees to serve as Representative for acquisitions to Client, (CLIENT) and to provide and/or perform the following, hereafter collectively referred to as the “Services”:

A.	Consultant to retain the Title of President and CEO of Groestate Inc.
B.	Introduce CLIENT to programing consultants, manage those consultants on behalf of the CLIENT.
C.	Manage marketing and sales of CLIENT.
D.	Manage Executive roles of the CLIENT.
E.	Raise capital for CLIENT as indicated by the Board of Directors.
F.	Advise CLIENT on operations management, implementation and launch of the business of CLIENT. Work with CLIENT On all Business Development projects CLIENT asks of consultant.
G.	Introduce CLIENT to potential target acquisitions, in the US and Canada and help the CLIENT analyze such potential acquisitions for feasibility, business fit and valuation. Also introduce the CLIENT to potential funding sources, if so desired, such mutual funds, hedge funds and other institutional investors that might help fund such potential acquisitions.
H.	Assist CLIENT in efforts to seek additional business/business relationships that will be of benefit to CLIENT.
I.	Best Efforts. CONSULTANT shall devote such time and effort, as it deems commercially reasonable and adequate under the circumstances to the affairs of CLIENT to render the consulting services contemplated by this agreement. CONSULTANT is not responsible for the performance of any services, which may be rendered hereunder without CLIENT providing the necessary information in writing prior thereto, nor shall CLIENT include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant. CONSULTANT cannot guarantee results on behalf of CLIENT, but shall pursue all reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party in CLIENT’s needs, CONSULTANT shall notify CLIENT and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by CLIENT in its sole discretion. It is understood that a portion of the compensation paid hereunder is being paid by CLIENT to have CONSULTANT remain available to advise it on transactions on an as-needed basis.

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2.	Independent Contractor. Consultant agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered to as creating an employer-employee relationship between the parties to this Agreement. The Client shall not make social security, worker’s compensation or unemployment insurance payments on behalf of Consultant. The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant. Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Consultant will use its best efforts and does not promise results.

3.	Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of the Client as such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant.

4.	Term of Agreement. The term of this Agreement shall month to month, commencing on the date of this Agreement, subject to prior termination as hereinafter provided.

5.	Compensation. In providing the foregoing services, Consultant shall be paid as follows:
a)	Consultant shall receive a monthly retainer of $15,000 USD to be paid at the start of each month. If CLIENT does not have funds to pay the monthly retainer, then the fee will be accrued as a payable and paid when CLIENT has Capital to pay the payable. This will be determined by the CLIENT.

b)	Consultant shall receive 4% of the net profit of the Client

6.	Reimbursement of Expenses. Client shall reimburse Consultant for expenses incurred from requested efforts. Such expenses will be pre-approved by the Client and shall be paid within 15 days of invoice from Consultant.

7.	Client’s Representations. The Client represents that it is in compliance with all applicable Securities and Exchange Commission reporting and accounting requirements and all applicable requirements of the NASD or any stock exchange. The Client further represents that it has not been and is not the subject of any enforcement proceeding or injunction by the Securities and Exchange Commission or any state securities agency.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS

SEC Legal Compliance. CONSULTANT hereby represents that it has in place policies and procedures relating to, and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules and regulations, including, but not limited to:

1.	The use, release or other publication of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act

2.	Disclosure requirements outlined in Section 17B of the Exchange Act regarding the required disclosure of the nature and terms of Consultant’s relationship with CLIENT in any and all CONSULTANT literature or other communication(s) relating to CLIENT, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

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CONSULTANT further acknowledges that by the very nature of its relationship with CLIENT it will, from time to time, have knowledge of or access to material non-public information (as such term is defined by the Exchange Act) CONSULTANT hereby agrees and covenants that:

1.	CONSULTANT will not make any purchases or sales in the stock of CLIENT based on such information.

2.	CONSULTANT will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by CLIENT to do so as may be necessary in the performance of its Services under this Agreement.

3.	CLIENT will not, in any way, utilize or otherwise include such information, in actual form or in substantive content, in its analysis for, preparation of or release of any CONSULTANT literature or other communication(s) relating to CLIENT, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

9.	Non-Circumvention. CLIENT hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, to avoid payment of fees in any transaction with any corporation, partnership or individual introduced by CONSULTANT to CLIENT, in connection with any project, acquisition, any loans or collateral, or other transaction involving any products, transfers or services, or addition, renewal extension, rollover, amendment, renegotiations, new contracts, parallel contracts/agreements, or third party assignments thereof.

10.	Termination.

(a)	Consultant’s relationship with the Client hereunder may be terminated for any reason whatsoever, at any time, by either party, upon 30 days written prior notice.

(b)	This Agreement shall automatically terminate upon the dissolution, bankruptcy or insolvency of the Client or Consultant.

(c)	This Agreement may be terminated by either party upon giving written notice to the other party if the other party is in default hereunder and such default is not cured within fifteen (15) days of receipt of written notice of such default.

(d)	Consultant and Client shall have the right and discretion to terminate this Agreement should the other party in performing their duties hereunder, violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the Client.

(e)	In the event of any termination hereunder all shares or funds paid to the Consultant through the date of termination shall be fully earned and non-refundable and the parties shall have no further responsibilities to each other except that the Client shall be responsible to make any and all payments if any, due to the Consultant through the date of the termination and the Consultant shall be responsible to comply with the provisions of section 10 hereof.

12.	Work Product. It is agreed that all information and materials produced for the Client shall be the property of the Consultant, free and clear of all claims thereto by the Client, and the Client shall retain no claim of authorship therein.

13.	Confidentiality. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates. The Consultant will not, during the term of this Agreement, disclose, without the prior written consent or authorization of the Client, any of such information to any person, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

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14.	Conflict of Interest. The Consultant shall be free to perform services for other persons. The Consultant will notify the Client of its performance of consultant services for any other person, which could conflict with its obligations under the Agreement. Upon receiving such notice, the Client may terminate this Agreement or consent to the Consultant’s outside consulting activities; failure to terminate, this Agreement within seven (7) business days of receipt of written notice of conflict shall constitute the Client’s ongoing consent to the Consultant’s outside consulting services.

15.	Disclaimer of Responsibility for Act of the Client. In no event shall Consultant be required by this Agreement to represent or make management decisions for the Client. Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Client as a consequence of such decisions, made by the Client or any affiliates or subsidiaries of the Client.

16.	Indemnification.

(a) The client shall protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Client (c) a violation of state or federal securities laws.

(b) The Consultant shall protect, defend, indemnify and hold Client and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Consultant herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Consultant (c) a violation of state or federal securities laws.

17.	Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail, or by Federal Express or other recognized overnight courier to the principal office of each party.

18.	Waiver of Breach. Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

19.	Assignment. This Agreement and the right and obligations of the Consultant hereunder shall not be assignable without the written consent of the Client.

20.	Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Wyoming and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of Wyoming shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

21.	Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

22.	Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties.

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23.	Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

24.	Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the JAMS under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Orange County, California.

25.	Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.

If you are in agreement with the foregoing, please execute and return one copy of this letter to the undersigned. Thank you. We look forward to working with you.

CONSULTANT:

PLC INTERNATIONAL INVESTMENTS INC

/s/ DOMINIC COLVIN

By: DOMINIC COLVIN, CEO	DATE: June 10, 2025

CLIENT:

GROESTATE INC.

/s/ DEAN MEDWID

By: DEAN MEDWID	DATE: June 10, 2025

Title: COO

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